Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190795, 333-168273, 333-135773, 333-107470, 333-14533, 333-57503 and 333-49865 on Form S-8 and in Registration Statement No. 333-205175 on Form S-3 of our report dated May 18, 2017 (except for Note 2, as to which the date is April 19, 2018),  with respect to the consolidated financial statements of Cherokee Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended February 3, 2018.

/s/ ERNST & YOUNG LLP

Los Angeles, California
April 19, 2018